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                                                                     EXHIBIT 5.1

                         [Letterhead of Cooley Godward]

March 15, 2000





Epimmune Inc.
5820 Nancy Ridge Drive
San Diego, CA 92121


Ladies and Gentlemen:

        You have requested our opinion with respect to certain matters in connection with the filing by EPIMMUNE, INC. (the "Company") of a Form S-3 Registration Statement (the "Registration Statement"), including a related prospectus filed with the Registration Statement (the "Prospectus"), covering the registration of an aggregate of 1,200,000 shares of Common Stock of the Company (the "Shares") which were issued to certain purchasers (the "Purchasers") pursuant to that certain Common Stock Purchase Agreement between the Company and the Purchasers (the "Agreement").

        In connection with this opinion, we have examined the Registration Statement and related Prospectus, your Certificate of Incorporation and Bylaws, as amended, and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

        In rendering this opinion, we have assumed: the genuineness and authenticity of all signatures on original documents; the authenticity of all documents submitted to us as originals; the conformity to originals of all documents submitted to us as copies; the accuracy, completeness and authenticity of certificates of public officials; and the due authorization, execution and delivery of all documents by all of the parties thereto where due authorization, execution and delivery are prerequisites to the effectiveness of such documents. We have also assumed that all individuals executing and delivering documents had the legal capacity to so execute and deliver.

        Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware.

        On the basis of the foregoing, in reliance thereon, and with the foregoing qualifications, we are of the opinion that the Shares have been duly authorized and are validly issued, fully paid and nonassessable.



        We consent to the reference to our firm under the caption "Legal Matters" in the Prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement

        This opinion is intended solely for your benefit and is not to be made available to or to be relied upon by any other person, firm or entity without our prior written consent.

Very truly yours,

COOLEY GODWARD LLP

/s/ Frederick T. Muto


Frederick T. Muto